AMENDMENT NO. 3

                       TO THE EMPLOYMENT AGREEMENT
                      DATED AUGUST 15, 1990 BETWEEN
                       HARRIS & HARRIS GROUP, INC.
                        AND C. RICHARD CHILDRESS

     This is Amendment No. 3, dated as of June 30, 1994, to the Employment Agreement dated as of August 15, 1990 between Harris & Harris Group, Inc. (the "Company"), a New York corporation and C. Richard Childress (the "Executive").

     WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of August 15, 1990 (the "Agreement") and as amended by Amendment No. 1 dated as of June 30, 1992 and Amendment No. 2, dated as of January 3, 1993.

     WHEREAS, the Company and the Executive desire to amend the Agreement as set forth below, in accordance with the recommendations and approval of the Compensation Committee of the Board of Directors of the Company and the mutual considerations received by the Company and the Executive as outlined below:

     NOW, THEREFORE, the Agreement is hereby amended and the Executive and the Company agree as follows:

1)  Section 3 (a) of the Agreement shall be amended to read as follows:

3.  Terms and Duties.

     (a) Period of Employment. The period of the Executive's employment under this Agreement (the "Period of Employment") shall commence August 15, 1990 and shall terminate December 31, 1999 or until it ceases or is terminated sooner as provided in paragraph 6 (a) (disability), 7 (death), or 8 (c) (termination of employment).

2) Section 4 (a) of the Agreement shall be amended to read as follows:

     (a) Base Salary.  The Company shall pay the Executive a fixed salary
(the "Base Salary") at an annual rate adjusted as provided below. The Base Salary, as adjusted, shall be payable in accordance with the customary payroll practices of the Company, but not less frequently than monthly. On January 1, 1995, and on each January 1 thereafter during the Period of Employment, the Base Salary shall be increased in accordance with the following formula (the "Formula"), to the extent that the Formula would produce an increase:

Base Salary = Computed Annual Salary plus Incremental Annual Compensation

Computed Annual Salary = Computed Annual Salary as of December 31 immediately preceding the January 1 with respect to which the increased Computed Annual Salary is being computed, provided that for the January 1, 1995 determination, the December 31 Computed Annual Salary shall mean $155,047, multiplied by the product of (A divided by B), where:

A is the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average for All Items (standard reference base period 1982-1984 = 100) (the "CPI"), as published during the September immediately preceding the January 1 with respect to which the increased Computed Annual Salary is being computed; and

B is the CPI as published during the September next immediately preceding the January 1 (thus one year earlier than A above) with respect to which the increased Computed Annual Salary is being computed.

Incremental Annual Compensation = (Computed Annual Salary computed as of January 1 multiplied by thirty percent (30%)) divided by (1 minus the sum of C plus D), where:

C is the maximum marginal federal tax rate for married individuals filing joint returns for the year of the calculation of the Incremental Annual Compensation.

D is the maximum marginal state and city (if applicable where Executive resides) tax rate for married individuals filing joint returns for the year of the calculation of the Incremental Annual Compensation.

The effect of the above formula for Incremental Annual Compensation is gross up the thirty percent of the Computed Annual Salary for federal, state and city taxes.

Base Salary for the period August 1, 1994 to December 31, 1994 shall be defined as $242,809.45.

As referred hereafter in the Agreement as the "CPI Factor" shall be defined as follows:

CPI Factor = E divided by F, where:

E is the CPI as published during the September immediately preceding the January 1 with respect to which an increase in Computed Annual Salary is being computed; and

F is the CPI as published during September, 1989.

If during the Period of Employment the United States Bureau of Labor Statistics (the "Bureau") (ceases publication of the CPI, the Formula and CPI Factor shall thereafter by applied using the consumer price index published by the Bureau (or any successor agency of the federal government) that is most nearly equivalent to the CPI.

3) Section 10, Retirement Benefits, of the Agreement is hereby amend to read in its entirety as follows:

     As of August 1, 1994 the Company shall pay a one time retirement benefit of $73,135.35 to the Executive.

     The Executive and his spouse and dependents shall be entitled to medical and health insurance if at the time of retirement he has ten years of service with the Company and has attained 50 years of age or has fifteen years of service with the Company and has attained 45 years of age. The coverage shall be secondary to any government provided or subsequent employer provided health insurance plans. The Executive and the Company shall be parties to a contract delineating in detail the medical and health insurance benefit described above.

     Except as amended hereby, all terms of the Agreement shall remain in full force and effect after the effective date of this Amendment No. 3. After such effectiveness all references in the Agreement to "this Agreement" shall refer to the Agreement as amended hereby. All capitalized words not specifically defined in this Amendment No. 3 shall have the meaning prescribed in the Agreement.

     This Amendment No. 3: a) amends the Agreement dated as of August 15, 1990 as set forth herein, b) shall be amended or waived in whole or in part only by a written instrument, signed by both parties hereto, c) in case any provision of this Amendment No. 3 dated as of June 30, 1994 shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby, and
d) shall be governed in all respects, including validity, interpretation and effect by the laws of the State of New York.

     IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to be executed by its duly authorized officers and the Executive has signed and delivered this Amendment No. 3, all as of June 30, 1994, but as actually on the date set forth below.

                                        HARRIS & HARRIS GROUP, INC.

                                        BY: /s/______________________
                                        Charles E. Harris
                                        TITLE: Chairman

                                        DATE: 7/21/94


                                        /s/__________________________
                                        C. Richard Childress

                                        DATE: 7/20/94